Exhibit 99.1
Oxford Industries, Inc. Press Release
222 Piedmont Avenue, N.E. · Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-Mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE

September 9, 2008
Oxford Industries Reports Second Quarter Results
— Earnings Exceed Second Quarter Guidance, Excluding Restructuring Charges and Other Unusual Items —
— Affirms Guidance for Full Year —
ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2008 second quarter ended August 2, 2008. Consolidated net sales were $230.5 million in the second quarter compared to $244.6 million in the same period of the prior year, which was the three months ended August 3, 2007. Excluding the charges for restructuring and other unusual items discussed below, earnings per diluted share were $0.43, exceeding the Company’s previously issued guidance range of $0.31 to $0.36 per diluted share.
During the quarter, the Company continued to advance its strategic plan by deciding to exit or restructure certain underperforming businesses and licensing agreements within its legacy businesses Lanier Clothes and Oxford Apparel. As a result, the Company noted that its earnings included the impact of restructuring charges of $0.38 per diluted share in the second quarter of fiscal 2008. These charges consisted of inventory disposal costs, impairment of assets, payments related to license termination and severance costs associated with the parts of the legacy businesses the Company is exiting or restructuring. Results also included a $0.04 per diluted share net gain from other unusual items associated with the resolution of a contingent liability and the sale of a trademark, partially offset by an increase in the Company’s bad debt expense due to certain customers’ bankruptcy filings.
Of the restructuring charges and unusual items, $0.16 per diluted share was non-cash impairment charges. These restructuring charges and unusual items reduced diluted net earnings per diluted share to $0.09 for the second quarter compared to $0.49 in the same period of the prior year. For reference, a table reconciling GAAP net earnings to adjusted net earnings for the second quarter and full year is included in this release.
J. Hicks Lanier, Chairman and CEO of Oxford Industries, Inc., commented, “We are pleased with our results for the second quarter, which were particularly gratifying given the difficult tenor of the retail environment. We believe that the actions we’ve taken will result in leaner and more focused legacy businesses. As we rationalize these businesses, we are extracting significant working capital and improving our return on investment.” Mr. Lanier concluded, “A key component of our long-term strategy centers on the growth and development of the Tommy Bahama and Ben Sherman brands. We are confident that the strength of these brands can support an expanded direct to consumer business, a broader international reach and an expanded mix of products. We will continue to invest our capital in our best opportunities for growth and profitability to drive value to our shareholders.”
Tommy Bahama reported net sales of $112.0 million for the second quarter of fiscal 2008 compared to $114.4 million in the same period of the prior year. The slight sales decrease was due to pressure from the difficult retail environment. Tommy Bahama’s operating income for the second quarter of fiscal 2008 was $18.1 million compared to $20.9 million in the same period of the prior year. The decrease in operating income was primarily due to higher selling, general and administrative expenses associated with operating additional retail stores and the lower sales. At the end of the second quarter, Tommy Bahama operated 78 retail stores compared to 69 on August 3, 2007.
Ben Sherman reported net sales of $32.5 million for the second quarter of fiscal 2008 compared to $36.5 million in the same period of the prior year. The reduction in sales was primarily due to the continued repositioning of the brand into better tiers of wholesale distribution in the United Kingdom and reduced off-price sales in the United States compared to the same period of the prior year. The decline was partially offset by increased sales at our retail stores and increased sales in markets outside of the United Kingdom and the United States. Ben Sherman reported an operating loss of $2.0 million in the second quarter of fiscal 2008 compared to an operating loss of $1.5 million in the same period of the prior year primarily due to the sales decline.
Net sales for Lanier Clothes were $28.2 million in the second quarter of fiscal 2008 compared to $31.6 million reported in the same period of the prior year due primarily to continued weak demand in the tailored clothing market. Lanier Clothes reported an operating loss of $11.4 million in the second quarter of fiscal 2008 compared to a $2.2 million operating loss in the same period of the prior year. The increase in the operating loss was due to $9.2 million of restructuring charges.
Oxford Apparel reported net sales of $58.0 million for the second quarter of fiscal 2008 compared to $61.0 million in the same period of the prior year. The decrease in net sales was driven by the Company’s strategy to focus on key product categories and exit underperforming lines of business. Operating income for Oxford Apparel was $3.7 million for the second quarter of fiscal 2008 compared to $3.1 million in the same period of the prior year. The increase was primarily due to lower selling, general and administrative expenses. The current period also includes $1.6 million of restructuring charges and the favorable impact of $1.2 million of unusual items.

The Corporate and Other operating loss decreased to $0.5 million for the second quarter of fiscal 2008 from $3.8 million in the same period of the prior year. The decrease was due primarily to the impact of LIFO accounting adjustments, which included the reversal of $1.9 million of restructuring charges, as well as lower corporate selling, general and administrative expenses.
Consolidated gross margins for the second quarter of fiscal 2008 were 41.9% compared to 42.1% in the same period of the prior year. The slight decrease in gross margins was primarily due to the restructuring charges in Lanier Clothes and Oxford Apparel partially offset by the increased proportion of Tommy Bahama and Ben Sherman sales, which generally have higher gross margins than Lanier Clothes and Oxford Apparel. Gross margins for both Tommy Bahama and Ben Sherman improved compared to the prior year.
Selling, general and administrative expenses, or SG&A, for the second quarter of fiscal 2008 were $89.0 million or 38.6% of net sales compared to $89.0 million or 36.4% of net sales in the same period of the prior year. Restructuring charges in Lanier Clothes and increased expenses associated with the operation of additional retail stores were offset by reductions in employment and other costs and the resolution of a contingent liability. The increase in SG&A as a percentage of net sales was due to the reduction in net sales described above.
Amortization of intangible assets increased to $4.1 million for the second quarter of fiscal 2008 from $1.3 million in the same period of the prior year. The increase was primarily due to the impairment charges associated with Lanier Clothes and Oxford Apparel as described above.
Royalties and other operating income for the second quarter of fiscal 2008 increased 13.6% to $4.4 million from $3.8 million in the same period of the prior year primarily due to the sale of a trademark by Oxford Apparel, which is included in the unusual items described above.
For the first six months of fiscal 2008, consolidated net sales decreased to $503.5 million from $537.0 million in the same period of the prior year, which was the six month period ended August 3, 2007. Excluding the $0.34 per diluted share of restructuring charges and other unusual items, diluted earnings per share in the first six months of fiscal 2008 decreased to $1.03 from $1.44 in the same period of the prior year. Including the restructuring charges, in the first six months of fiscal 2008, earnings per diluted share were $0.69.
The Company also noted that on August 15, 2008 it entered into a revolving credit facility providing for borrowings of up to $175 million, which replaced the Company’s prior $280 million credit facility. The new facility may be used to fund working capital, to fund future acquisitions and for general corporate purposes. On August 15, 2008, the Company had $102 million in excess availability under the new facility.

For the third quarter ending November 1, 2008, the Company expects to incur approximately $0.04 per diluted share for the write off of unamortized financing costs related to the prior credit agreement and approximately $0.02 per diluted share of additional restructuring charges associated with its legacy businesses. After giving effect to these charges, the Company expects third quarter net sales in the range of $250 million to $260 million and third quarter diluted earnings per share to be between $0.37 and $0.42. For the three month period ended November 2, 2007, net sales were $286 million and diluted earnings per share were $0.76.
For the full fiscal year 2008, excluding the restructuring charges and unusual items in the second and third quarters, the Company expects to meet its previously issued guidance of net sales of approximately $1.0 billion and diluted earnings per share of $1.90 to $2.05. Including the impact of these items, the Company expects diluted earnings per share to be in the range of $1.50 to $1.65. For the twelve months ended February 2, 2008, net sales were $1.09 billion and diluted earnings per share were $2.59.
The Company also announced that its Board of Directors has approved a cash dividend of $0.18 per share payable on October 31, 2008 to shareholders of record as of the close of business on October 15, 2008. This will be the 194th consecutive quarterly cash dividend since the Company became publicly-owned in 1960. In addition, the Company announced that on September 8, 2008 its Board of Directors authorized the Company to repurchase up to 500,000 shares of its common stock.
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. EDT today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through September 23, 2008. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 6405867. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.
About Oxford:
Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford’s brands include Tommy Bahama®, Ben Sherman®, Arnold Brant®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger®, Kenneth Cole®, Geoffrey Beene®, and Dockers® labels. Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers. The Company also operates retail stores, restaurants and Internet websites for some of its brands.

Oxford’s stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this press release, in future filings by us with the Securities and Exchange Commission and in oral statements made by or with the approval of our management include forward-looking statements about future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding general and regional economic conditions, including those that affect consumer demand and spending, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, expected synergies in connection with acquisitions and joint ventures, costs of products and raw materials we purchase, expected outcomes of pending or potential litigation and regulatory actions, and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. You are encouraged to review the information in our Form 10-KT for the eight month transition period ended February 2, 2008 under the heading “Risk Factors” (and those described from time to time in our future reports filed with the Securities and Exchange Commission), which contains additional important factors that may cause our actual results to differ materially from those projected in any forward-looking statements. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(in thousands, except per share amounts)

		Three
		Months		Six Months
	Second	Ended	First Six	Ended
	Quarter	August 3,	Months	August 3,
	Fiscal 2008	2007	Fiscal 2008	2007

Net sales	$230,520	$244,610	$503,462	$537,007
Cost of goods sold	133,849	141,565	290,482	313,436

Gross profit	96,671	103,045	212,980	223,571
Selling, general and administrative expenses	88,972	88,959	188,606	182,497
Amortization of intangible assets	4,058	1,318	4,846	3,013

	93,030	90,277	193,452	185,510
Royalties and other operating income	4,351	3,829	8,539	9,477

Operating income	7,992	16,597	28,067	47,538
Interest expense, net	5,985	5,078	12,317	10,476

Earnings before income taxes	2,007	11,519	15,750	37,062
Income taxes	534	2,781	4,760	11,231

Net earnings	$1,473	$8,738	$10,990	$25,831

Net earnings per common share:
Basic	$0.09	$0.49	$0.70	$1.45
Diluted	$0.09	$0.49	$0.69	$1.44

Weighted average common shares outstanding:
Basic	15,578	17,772	15,778	17,756
Dilutive impact of options and restricted shares	75	163	90	175

Diluted	15,653	17,935	15,868	17,931

Dividends declared per common share	$0.18	$0.18	$0.36	$0.36

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except par amounts)

	August 2,	August 3,
	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$5,243	$57,012
Receivables, net	96,463	99,203
Inventories, net	129,904	156,858
Prepaid expenses	22,026	24,282

Total current assets	253,636	337,355
Property, plant and equipment, net	94,471	89,094
Goodwill, net	257,699	223,996
Intangible assets, net	225,612	236,231
Other non-current assets, net	27,866	29,898

Total Assets	$859,284	$916,574

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$97,638	$91,858
Accrued compensation	14,802	18,807
Income taxes payable	—	5,571
Additional acquisition cost payable	—	22,424
Dividends payable	—	3,216
Short-term debt and current maturities of long-term debt	3,027	412

Total current liabilities	115,467	142,288
Long-term debt, less current maturities	218,604	199,325
Other non-current liabilities	52,724	49,716
Non-current deferred income taxes	59,046	68,776
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $1.00 par value; 30,000 authorized and none issued and outstanding at August 2, 2008 and August 3, 2007	—	—
Common stock, $1.00 par value; 60,000 authorized and 15,858 issued and outstanding at August 2, 2008 and 17,867 issued and outstanding at August 3, 2007	15,858	17,867
Additional paid-in capital	86,300	82,644
Retained earnings	298,947	337,879
Accumulated other comprehensive income	12,338	18,079

Total shareholders’ equity	413,443	456,469

Total Liabilities and Shareholders’ Equity	$859,284	$916,574

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	First Six	Six Months
	Months	Ended
	Fiscal 2008	August 3, 2007

Cash Flows From Operating Activities:
Net earnings	$10,990	$25,831
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	9,983	8,933
Amortization of intangible assets	4,846	3,013
Amortization of deferred financing costs and bond discount	1,307	1,232
Stock compensation expense	1,667	410
Loss (gain) on sale of property, plant and equipment	294	(2,118)
Equity loss (income) from unconsolidated entities	(329)	(83)
Deferred income taxes	(1,596)	(4,255)
Changes in working capital:
Receivables	8,983	8,962
Inventories	28,907	9,901
Prepaid expenses	(3,555)	(667)
Current liabilities	(3,246)	(15,318)
Other non-current assets	2,070	1,302
Other non-current liabilities	1,823	7,337

Net cash provided by (used in) operating activities	62,144	44,480
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired, and investment in unconsolidated entity	(446)	(356)
Purchases of property, plant and equipment	(12,280)	(17,129)
Proceeds from sale of property, plant and equipment	4	2,906

Net cash provided by (used in) investing activities	(12,722)	(14,579)
Cash Flows From Financing Activities:
Repayment of financing arrangements	(161,870)	(32,966)
Proceeds from financing arrangements	111,115	32,958
Proceeds from issuance of common stock including tax benefits	53	2,609
Dividends on common stock	(8,701)	(6,416)

Net cash provided by (used in) financing activities	(59,403)	(3,815)

Net change in cash and cash equivalents	(9,981)	26,086
Effect of foreign currency translation on cash and cash equivalents	312	464
Cash and cash equivalents at the beginning of period	14,912	30,462

Cash and cash equivalents at the end of period	$5,243	$57,012

OXFORD INDUSTRIES, INC.
OPERATING GROUP INFORMATION
(UNAUDITED)
(in thousands)

	Second	Three Months	First	Six Months
	Quarter	Ended	Six Months	Ended
	Fiscal 2008	August 3, 2007	Fiscal 2008	August 3, 2007

Net Sales
Tommy Bahama	$112,007	$114,361	$241,265	$246,126
Ben Sherman	32,495	36,493	69,082	75,750
Lanier Clothes	28,184	31,558	66,871	74,218
Oxford Apparel	58,024	61,047	126,708	139,453
Corporate and Other	(190)	1,151	(464)	1,460

Total Net Sales	$230,520	$244,610	$503,462	$537,007

Operating Income
Tommy Bahama	$18,143	$20,945	$37,626	$47,440
Ben Sherman	(2,002)	(1,452)	(1,747)	230
Lanier Clothes	(11,355)	(2,190)	(11,376)	(753)
Oxford Apparel	3,738	3,072	9,063	10,334
Corporate and Other	(532)	(3,778)	(5,499)	(9,713)

Total Operating Income	$7,992	$16,597	$28,067	$47,538
Interest Expense, net	5,985	5,078	12,317	10,476

Earnings Before Income Taxes	$2,007	$11,519	$15,750	$37,062

RECONCILIATION OF GAAP NET EARNINGS TO NET EARNINGS, AS ADJUSTED
Set forth below is our reconciliation of net earnings per share, calculated in accordance with generally accepted accounting principles, or GAAP, to net earnings per share, as adjusted, for certain historical periods and updated guidance for certain future periods, as disclosed in this press release. For reference, we also include our previous guidance for second quarter fiscal 2008. Net earnings per share, as adjusted, excludes (i) the net impact of certain restructuring costs and other unusual items, (ii) the anticipated impact of certain restructuring costs in the third quarter of fiscal 2008, and (iii) charges for the write-off of deferred financing costs associated with the amendment of our credit facility in the third quarter of fiscal 2008. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our results and expected results excluding these items provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the results excluding these items to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting our results and expected results excluding these items provides useful information to investors because this allows investors to compare our results and our expected results for the periods presented to other periods.

	Previous	Actual	Actual
	Guidance	Results	Results for	Guidance	Guidance
	for Second	for Second	First Six	for Third	for Full
	Quarter	Quarter	Months of	Quarter	Year
	Fiscal 2008	Fiscal 2008	Fiscal 2008	Fiscal 2008	Fiscal 2008
Per Diluted Common Share:
GAAP net earnings	$0.31-$0.36	$0.09	$0.69	$0.37-$0.42	$1.50-$1.65
Add: Restructuring charges (1)	—	$0.38	$0.38	$0.02	$0.40
Deduct: Net gain from other unusual items (2)	—	($0.04)	($0.04)	—	($0.04)
Add: Deferred financing costs written off	—	—	—	$0.04	$0.04

Net earnings, as adjusted	$0.31-$0.36	$0.43	$1.03	$0.43-$0.48	$1.90-$2.05

(1)	Charges relate to inventory disposal, impairment of intangible assets, payments related to license termination, severance costs and the impairment of certain property, plant and equipment related to legacy businesses we are exiting or restructuring.

(2)	Unusual items include the resolution of a contingent liability and the sale of trademark, partially offset by an increase in bad debt expense during the second quarter of fiscal 2008.